SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                         CURRENT REPORT

                    Pursuant to Section 13 of 15(d) of the

                        Securities Exchange Act of 1934

                        October 23, 1998
               Date of Report (Date of earliest event reported)

                                  ML DELPHI PREMIER PARTNERS,
L.P.
               (Exact name of registrant as specified in its charter)

Delaware                 0-15763             13-
3350265
(State or other                    (Commission              (IRS
Employer
jurisdiction of incorporation)          File Number)
Identification No.)


666 Third Avenue, New York, New York
10017
(Address of principal executive officer)      (Zip Code)





                Registrant's telephone number, including area code 212-983-9040

Item 2.  Acquisition or Disposition of Assets

     Columbia Pictures Industries, Inc. ("Columbia") and TriStar

Pictures, Inc. ("TriStar") have offered to purchase from ML

Delphi Premier Partners, L.P. (the "Partnership") its direct interest in three films distributed by Columbia Pictures, a

division of Columbia (the "Columbia films"), and its interest in

Tri-Star-ML Delphi Premier Productions (the "Tri-Star Joint

Venture"), respectively, for $200,000 and $625,000, respectively

(collectively referred to as the "Transactions").  The General

Partner, on behalf of the Partnership, has accepted this offer.

The definitive documentation for the Transactions was executed and delivered on October 23, 1998 (the "Effective Date").  The

Partnership received the aggregate sale proceeds of $825,000 on

October 23, 1998.  The gain to be recognized from the

Transactions will approximate $133,000, representing sale

proceeds of $825,000, less the amounts recorded by the

Partnership as receivables from the Tri-Star Joint Venture and

Columbia as of the Effective Date.  The sale proceeds, less

Partnership expenses and less a reserve for expenses to pay

and/or otherwise satisfy liabilities and/or obligations of the

Partnership that presently exist or that are expected to arise in the future, will be distributed to partners in accordance with the Partnership's Amended and Restated Agreement of Limited

Partnership (the "Partnership Agreement").



Item 5.  Other Events

     The Partnership received the proceeds from the sale of its direct interest in the Columbia films and its interest in the Tri-

Star Joint Venture on October 23, 1998.  As a result of the sale of its direct interest in the Columbia films and its interest in the Tri-Star Joint Venture, the Partnership dissolved in

accordance with the provisions of the Partnership Agreement.

     On October 29, 1998, the Partnership will make a final cash distribution to its limited partners in the amount of  $1,450,150

($115 per unit).  On October 29, 1998, the Partnership will make a final distribution to the General Partner in the amount of

$177,403.  In addition, on October 29, 1998, the Partnership will transfer approximately $162,000 to the General Partner, as a reserve to pay and/or otherwise satisfy liabilities and/or

obligations of the Partnership that presently exist or that are expected to arise in the future.  These distributions and

payments will represent the final distributions of the

Partnership.  Accordingly, the Partnership will have been

effectively liquidated.



Item 7.  Financial Statements, Pro forma Financial Information and Exhibits

     Pro forma financial information.

     The following unaudited pro forma financial information

reflects the Transactions as if they had occurred as of January

1, 1998 or January 1, 1997, respectively.  The results of

operations for the nine month period ended September 30, 1998 and the year ended December 31, 1997  would not have reflected the

Net Revenue from Motion Pictures Released and the Share of

Profit in Motion Picture Venture--Tri-Star-ML Delphi Premier

Productions.  In addition, the results of operations for the nine month period ended September 30, 1998 and the year ended December

31, 1997 would reflect the gain on sale of interests in the

Columbia films and the Tri-Star Joint Venture, interest income from short-term investments retained after distributions to

partners and would provide for operating expenses to liquidate the Partnership.  Giving effect to the Transactions, as if they had occurred on January 1,  1998 or January 1, 1997,

respectively, the pro forma net profit for the nine month period ended September 30, 1998 and the year ended December 31, 1997 would have been approximately $11,000 and $137,000, respectively.

Net profit per unit of limited partnership interest is calculated in accordance with the Partnership Agreement.  For the  nine month period ended September 30, 1998 and the year ended December

31, 1997, the pro forma net profit per unit of limited

partnership interest would have been approximately $0 for both periods, as compared to the stated net  profit (loss) per unit of limited partnership interest of $0 and ($6), respectively.  In addition, if the Transactions and distribution to partners had occurred as of  September 30, 1998, the balance sheet as of that date would have only reflected cash and accrued expenses

necessary to liquidate the Partnership.



Exhibits

10.1  Purchase and Sale Agreement dated as of  October 23, 1998-

Interest in the Columbia

         films.

10.2  Purchase and Sale Agreement dated as of  October 23, 1998-

Interest in Tri-Star-ML

         Delphi  Premier Productions.

                         SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              ML DELPHI PREMIER PARTNERS, L.P.
                              A Delaware Limited Partnership

                              By:  ML Delphi Partners, L.P.,
                                       General Partner

                              By:  ML Film Entertainment Inc.,
                                      general partner



November 6, 1998                   /s/ Audrey L. Bommer

          Date                     Audrey L. Bommer
                              Vice President and Treasurer
                              of the Managing Partner of the
                              General Partner
                              (principal financial officer and
principal
                              accounting officer of the
Registrant)




November 6, 1998                   /s/ David G. Cohen

          Date                     David G. Cohen
                              Director and Vice President of the
                              Managing Partner of the General
Partner